Exhibit 99.1

Contact:	Tim Davidson
914-844-7847
tfdavids@us.ibm.com

IBM Elects Michael Miebach to its Board of Directors

ARMONK, N.Y., July 31, 2023 . . . The IBM (NYSE: IBM) board of directors has elected Michael Miebach to the board, effective October 30, 2023.

Michael Miebach, 55, is the chief executive officer of Mastercard Incorporated and a member of its board of directors. An innovator and technologist, Mr. Miebach has led Mastercard, a global technology company in the payments industry, since January 2021. Previously Mastercard’s chief product officer,Mr. Miebach has deep experience in digital transformation, cybersecurity and delivering data-driven insights.

Arvind Krishna, IBM chairman and chief executive officer, said: “We are delighted that Michael Miebach will join the IBM board of directors. Michael is an accomplished technologist and international business leader. His insights and experience will strongly benefit IBM and its shareholders.”

Mr. Miebach is a member of the Business Roundtable, the Business Council and the International Business Council of the World Economic Forum. He is a trustee of the United States Council for International Business and also serves on the United States Treasury Advisory Committee on Racial Equity.

Mr. Miebach holds a Master of Business Administration from the University of Passau in Germany.

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